American States Water Company Announces CPUC’s Approval to
Defer the Cost of Capital Application at
Golden State Water Company

San Dimas, California, January 21, 2025. . . American States Water Company (NYSE:AWR) announced today that on January 14, 2025, the California Public Utilities Commission (“CPUC”) approved a request to defer the cost of capital application by one year for AWR’s wholly owned subsidiary, Golden State Water Company (“GSWC”). GSWC was scheduled to file its next cost of capital application on May 1, 2025. In December 2024, GSWC, along with three other investor-owned California water utilities, requested a further extension of the date by which each of them must file their cost of capital applications. The CPUC’s approval postponed this filing date by one year until May 1, 2026, with a corresponding effective date of January 1, 2027. The CPUC also approved the joint parties’ request to leave the current Water Cost of Capital Mechanism in place through the one-year deferral period.

GSWC’s current authorized rate of return on rate base is 7.93%, based on its weighted cost of capital, which will continue in effect through December 31, 2026. The 7.93% return on rate base includes a return on equity of 10.06%, an embedded cost of debt of 5.1%, and a capital structure with 57% equity and 43% debt.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the Company’s filings with the SEC, particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the Company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and achieved a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707